Free Writing Prospectus
Filed Pursuant to Rule 433 Relating to
Prospectus dated December 19, 2011
Registration Statement No. 333-177282

aria RETIREMENT SOLUTIONS

RetireOne Transamerica Eligible Assets

Work with your RIA to build your portfolio


80%
Core Equity
Small & Mid Cap
International
Alternative
20%
Core Fixed
70%
Core Equity
Small & Mid Cap
International
Alternative
30%
Core Fixed
60%
Core Equity
Small & Mid Cap
International
Alternative
40%
Core Fixed
50%
Core Equity
Small & Mid Cap
International
Alternative
50%
Core Fixed

FUNDS

Core Fixed — Allocation Range = 20-100%

Ticker	Fund Name
DIPSX	DFA Inflation-Protected Securities I
DFAPX	DFA Investment Grade Instl
DFIHX	DFA One-Year Fixed Income I
DFGFX	DFA Two-Year Global Fixed-Income I
DFGBX	DFA Five-Year Global Fixed-Income I
PTTDX PTTRX	PIMCO Total Return
SWBDX	Schwab Short-Term Bond Market Fund™
SWLBX	Schwab Total Bond Market Fund™
TGCFX	TCW Core Fixed Income
TGLMX TGMNX	TCW Total Return Bond
VFSTX	Vanguard Short-Term Investment-Grade
VBMFX	Vanguard Total Bond Market Index

ALL MONEY MARKET/CASH OPTIONS OFFERED BY THE CUSTODIAN ARE ELIGIBLE ASSETS.

Core Equity — Allocation Range = 0-80%

Ticker	Fund Name
BRLIX	Bridgeway Blue Chip 35 Index
DGTSX	DFA Global Allocation 25/75 I
DGSIX	DFA Global Allocation 60/40 I
DFEOX	DFA US Core Equity 1
DFLVX	DFA US Large Cap Value
DFUVX	DFA US Large Cap Value III
PSTKX	PIMCO StocksPLUS Instl
SNXFX	Schwab 1000 Index Fund®
SFLNX	Schwab Fundamental US Large Company Index Fund
SWPPX	Schwab S&P 500 Index Fund®
SWTSX	Schwab Total Stock Market Index Fund®
TICRX	TIAA-CREF Social Choice Eq Retail
VBINX	Vanguard Balanced Index
VIGRX	Vanguard Growth Index
VFINX	Vanguard Equity (S&P 500) Index

ETFs

Core Fixed — Allocation Range = 20-100%

Ticker	Fund Name
IEF	iShares Barclays 7-10 Year Treasury Bond
SHY	iShares Barclays 1-3 Year Treasury Bond
AGG	iShares Barclays Aggregate Bond
GVI	iShares Barclays Interm Govt/Credit Bond
SHV	iShares Barclays Short Treasury Bond
TIP	iShares Barclays TIPS Bond
BOND	PIMCO Total Return ETF
SCHR	Schwab Intermediate-Term U.S. Treasury ETF™
SCHO	Schwab Short-Term U.S. Treasury ETF™
SCHP	Schwab U.S. TIPS ETF™
BIV	Vanguard Intermediate-Term Bond ETF
BSV	Vanguard Short Term Bond ETF
BND	Vanguard Total Bond Market ETF
BLV	Vanguard Long-Term Bond Index ETF

Core Equity — Allocation Range = 0-80%

Ticker	Fund Name
ISI	iShares S&P 1500 Index Fund
IVE	iShares S&P 500 Value Index Fund
IVV	iShares S&P 500
IVW	iShares S&P 500 Growth Index Fund
IWF	iShares Russell 1000 Growth
IWD	iShares Russell 1000 Value
IWB	iShares Russell 1000 Index
SCHB	Schwab U.S. Broad Market ETF™
SCHX	Schwab U.S. Large-Cap ETF™
SCHG	Schwab U.S. Large-Cap Growth ETF™
SCHV	Schwab U.S. Large-Cap Value ETF™
VUG	Vanguard Growth ETF
VONG	Vanguard Russell 1000 Growth Index ETF
VONV	Vanguard Russell 1000 Value Index ETF
VOO	Vanguard S&P 500 Index ETF
VTI	Vanguard Total Stock Market ETF
VTV	Vanguard Value ETF

Transamerica Advisors Life Insurance Company | Securities Offered Through Protected Investors of America, Member FINRA/SIPC, registered in all 50 states. Insurance policies are sold by Aria Retirement Solutions, Inc. doing business in California as Aria Insurance Solutions, Inc. (San Francisco, CA), a licensed insurance agency (CA License #0H44773). Insurance policies may not be available in all states.

ROTA-EA-0612
222 South First Street Suite 600 Louisville KY 40202 877-575-ARIA (2742)

RetireOne Transamerica Eligible Assets

aria RETIREMENT SOLUTIONS

FUNDS

International
Allocation Range = 0 - 25%

Ticker	Fund Name
DGEIX	DFA Global Equity I
DFIEX	DFA International Core Equity
DFIVX	DFA International Value
DFVIX	DFA International Value III
PGAIX	PIMCO Global Multi-Asset Instl
SWISX	Schwab International Index Fund®
SFNNX	Schwab Fundamental International Large Company Index Fund
TGBAX	Templeton Global Bond Adv
VGTSX	Vanguard Total International Stock Index

Small and Mid-Cap
Allocation Range = 0 - 10%

Ticker	Fund Name
BOSVX	Bridgeway Omni Small Value
DFSVX	DFA US Small Cap Value I
DFTCX	DFA T.A. US Core Equity 2
DFFVX	DFA US Targeted Value
FMDCX	Federated Mid-Cap Index
VIMSX	Vanguard Mid-Cap Index
VISGX	Vanguard Small-Cap Growth Index
SWSSX	Schwab Small-Cap Index Fund®

Aria is always looking to expand the list of eligible Mutual Funds and ETFs. We welcome your suggestions!

Alternative
Allocation Range = 0 - 5%

Ticker	Fund Name
AEPFX	American Funds Europacific
CAIFX	American Funds Capital Income Builder
WGIFX	American Funds Capital World Growth & Income
BERIX	Berwyn Income Fund
CRATX	CRA Qualified Investment CRA
DFCEX	DFA Emerging Markets Core Equity I
DFEVX	DFA Emerging Markets Value
DFISX	DFA International Small
DISVX	DFA International Small-Cap Value
DFTWX	DFA T.A. World ex US Core Equity
DSBFX	Domini Social Bond Inv
GADVX	Gabelli ABC Fund
ACWX	MSCI ACWI ex US Index Fund
OAKBX	Oakmark Equity and Income
PAXWX	Pax World Balanced Individual Inv
PAXHX	Pax World High Yield Bond Individual Inv
PFBDX	PIMCO Foreign Bond UH Institutional
PHYDX	PIMCO High Yield Institutional
SFSNX	Schwab Fundamental US SMID Company Index Fund
SFILX	Schwab Fundamental International SMID Company Index Fund
SFENX	Schwab Fundamental Emerging Markets Index Fund
PRWCX	T. Rowe Price Capital Appreciation Fund
TIRTX	TIAA-CREF Large-Cap Growth Index
VEIEX	Vanguard Emerging Markets Stock Index
VFTSX	Vanguard FTSE Social Index Inv
VWIGX	Vanguard International Growth
VGSIX	Vanguard REIT

ETFs

International
Allocation Range = 0 - 25%

Ticker	Fund Name
EFA	iShares MSCI EAFE Index
SCHF	Schwab International Equity ETF™
EFG	iShares MSCI EAFE Growth Index Fund
EFV	iShares MSCI EAFE Value Index Fund
VEA	Vanguard MSCI EAFE ETF
VTWO	Vanguard Russell 2000 Index ETF
VXUS	Vanguard Total Intl Stock Idx ETF

Small and Mid-Cap
Allocation Range = 0 - 10%

Ticker	Fund Name
IWO	iShares Russell 2000 Growth
IWM	iShares Russell 2000 Index
IWN	iShares Russel 2000 Value
IWP	iShares Russell Midcap Growth Index
IJK	iShares S&P MidCap 400 Growth Index Fund
IJH	iShares S&P Midcap 400 Index Fund
IJJ	iShares S&P MidCap 400 Value Index Fund
IJT	iShares S&P SmallCap 600 Growth Index Fund
IJR	iShares S&P SmallCap 600 Index Fund
IJS	iShares S&P SmallCap 600 Value Index Fund
SCHA	Schwab U.S. Small-Cap ETF™
SCHM	Schwab U.S. Mid-Cap ETF™
VXF	Vanguard Extended Market Index ETF
VO	Vanguard Mid-Cap Index
VOE	Vanguard Mid-Cap Value
VTWO	Vanguard Russell 2000 Index ETF
VB	Vanguard Small Cap ETF
VBK	Vanguard Small-Cap Growth
VBR	Vanguard Small Cap Value ETF

Alternative
Allocation Range = 0 - 5%

Ticker	Fund Name
MBB	iShares Barclays MBS Bond
ICF	iShares Cohen & Steers Realty Majors
IDV	iShares Dow Jones International Select Dividend Index Fund
HDV	iShares High Dividend Equity Fund
IAU	iShares Gold Trust
HYG	iShares iBoxx $ High Yield Corporate Bond
LQD	iShares iBoxx Investment Grade Corporate
ITIP	iShares International Inflation-Linked Bond
EMB	iShares JP Morgan EM Bond
EEM	iShares MSCI Emerging Markets Index
SCZ	iShares MSCI EAFE Small Cap Index Fund
IWC	iShares Russell Microcap Index®
ISHG	iShares S&P/Citi 1-3 Yr Intl Treasury Bd
IGOV	iShares S&P Citigroup International Treasury Bond
DBC	PowerShares DB Commodity Index Tracking
SCHE	Schwab Emerging Markets Equity ETF™
SCHC	Schwab International Small-Cap Equity ETF™
SCHH	Schwab U.S. REIT ETF™
JNK	SPDR BarCap High Yield Bond
VWO	Vanguard MSCI Emerging Markets ETF
VNQ	Vanguard REIT ETF
DGS	WisdomTree Emerging Mkts SmallCap Div
DLS	WisdomTree International SmallCap Div

Transamerica Advisors Life Insurance Company | Securities Offered Through Protected Investors of America, Member FINRA/SIPC, registered in all 50 states. Insurance policies are sold by Aria Retirement Solutions, Inc. doing business in California as Aria Insurance Solutions, Inc. (San Francisco, CA), a licensed insurance agency (CA License #0H44773). Insurance policies may not be available in all states.

222 South First Street Suite 600 Louisville KY 40202 877-575-ARIA (2742)

Page 2

IMPORTANT INFORMATION ABOUT SALBs

Annuities that work like a Standalone Living Benefit (“SALB”) can play an important role in your retirement plan, but they are not for everyone. Before investing, you and your Aria representative should discuss aspects that affect the appropriateness for your situation, including cost, investment timeframe, and other retirement assets you may have. An Aria registered representative can help you determine whether this annuity may be appropriate for you.

IMPORTANT INFORMATION ABOUT RETIREONE TRANSAMERICA

The RetireOne Transamerica annuity is a fixed contingent annuity issued by Transamerica Advisors Life Insurance Company of Little Rock, AR.

Restrictions, Coverage Amount, Coverage Base, Fees and Taxation

The RetireOne Transamerica solution requires an investor’s holdings to remain fully invested in certain specified investments (“Eligible Assets”). It does not guarantee Eligible Asset performance and does not guarantee against a loss of principal. Ownership of the Eligible Assets on which the guarantee is based remains with the investor and can be accessed at any time, but withdrawals in excess of those permitted under the certificate terms will diminish or eliminate future guarantees An investor’s initial coverage amount is established when they select a Lock-In Date. It may be no earlier than the date the investor or, if applicable, the investor’s spouse (if younger) attains age 60.

The Coverage Base on the Lock-In Date determines the initial Coverage Amount. Prior to the Lock-In Date, the Coverage Base will be the greater of 1) the current Coverage Base; 2) the value of the Covered Asset Pool on the Certificate Anniversary; or 3) if there have been no withdrawals during the preceding Certificate Year, the value of your Covered Asset Pool as of any Quarterversary during the immediate preceding Certificate Year.

After the Lock-In Date, but before the insured event, the Coverage Amount is calculated on each Certificate Anniversary and is the greater of 1) the current coverage amount or 2) the current value of the Covered Asset Pool on the Certificate Anniversary multiplied by the current coverage percentage. The insured event is when the value of the Covered Asset Pool is depleted according to the terms of the Certificate.

The RetireOne Transamerica annuity fee ranges from 1% to 1.75% annually depending on your investment profile and is based on the aggregate value of the Covered Assets. The fee is assessed quarterly. The fee can increase with in-force policies (subject to a maximum range of 1.75% to 2.50%). This fee is in addition to any charges that are imposed in connection with advisory and other services or charges (including sales loads or brokerage commissions) imposed by (or in connection with) the Eligible Assets in which you are invested as well as any fees that apply if used with an IRA.

Benefit payments are subject to ordinary income tax. If the investor’s Covered Asset Pool is depleted to zero, Transamerica Advisors Life Insurance Company makes payments based solely on its claims-paying ability, provided that the purchaser honors the terms of the annuity. The annuity has no cash value, surrender value or death benefit. You may never receive the benefits available under the annuity, because the Eligible Assets may perform well enough that it is never reduced to zero.

The annuity will terminate and no benefit payments will be made if 1) withdrawals are made in excess of those permitted; which reduces the Coverage Base or Coverage Amount to zero; 2) the annuity fee is not paid; or 3) assets are not allocated exclusively to Eligible Assets. See prospectus for more information on termination of the annuity.

IMPORTANT INFORMATION

The guaranteed lifetime payments are backed by the claims-paying ability of Transamerica Advisors Life Insurance Company. They are not backed by any other entity, including the administrator, the broker/dealer from which this annuity is purchased, the insurance agency from which this annuity is purchased, or any affiliates of those entities. In addition, none make any representations or guarantees regarding the claims-paying ability of Transamerica Advisors Life Insurance Company. Guarantees do not apply to the mutual funds or ETFs.

The RetireOne Transamerica annuity is underwritten by Transamerica Capital, Inc. The annuity may not be available in all states or markets. Features and benefits may vary by state and market. In some states the annuity is issued as an individual contract instead of a group certificate. Certificate Form SALB-CERT-DE0811 and Contract Form SALB-IC-0811 (may vary by state), SALB-CERT-DE 0811 (OR).

Annuities may lose value and are not bank deposits, are not FDIC insured, and are not insured or endorsed by a bank or any government agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR and the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-575-ARIA (2742).

Insurance policies are sold by Aria Retirement Solutions, Inc. doing business in California as Aria Insurance Solutions, Inc. (San Francisco, CA), a licensed insurance agency (CA License #0H44773). Insurance policies may not be available in all states.

Securities offered through Protected Investors of America. Member: SIPC, FINRA. Protected Investors of America is licensed as a broker/dealer in all 50 states.

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222 South First Street Suite 600 Louisville KY 40202 877-575-ARIA (2742)